[International Game Technology letterhead]

June 16, 1999

International Game Technology
9295 Prototype Drive
Reno, Nevada  89511

     Re:     Registration on Form S-8 of International
             Game Technology (the "Company")

Ladies and Gentlemen:

     At your request, I have examined the Registration Statement
On Form S-8 to be filed with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of 3,250,000 shares of Common Stock, $0.000625 par value per share, of the Company (the "Common Stock"), to be issued pursuant to the International Game Technology 1993 Stock Option Plan, as amended (the "Plan"). I have examined the proceedings heretofore taken and to be taken in connection with the authorization of the Plan and the Common Stock to be issued pursuant to and in accordance with the Plan.

     Based upon such examination and upon such matters of fact and law as I have deemed relevant, I am of the opinion that the Common Stock has been duly authorized by all necessary corporate action on the part of the Company and, when issued in accordance with such authorization, the provisions of the Plan and relevant agreements duly authorized by and in accordance with the terms of the Plan, will be validly issued, fully paid and nonassessable.

     I consent to the use of this opinion as an exhibit to the Registration Statement.

                              Respectfully submitted,

                              /s/ Brian McKay
                              Brian McKay
                              Vice President, General Counsel,
                              Secretary and Treasurer
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